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                                                                EXHIBIT 23






                                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Synergy Group Incorporated:



We consent to the incorporation by reference in Registration Statements
(No. 33-60423, 33-66908) on Forms S-3 of Northwestern Public Service
Company of our qualified report dated June 30, 1995 with respect to the consolidated balance sheet of Synergy Group Incorporated and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statement of operations, stockholders' equity and cash flows for all of the years in the three-year period ended March 31, 1995.

Our report dated June 30, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency and has defaulted on certain of its debt, which raise substantial doubt about its ability to continue as going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



                                                       KPMG Peat Marwick LLP

Jericho, New York
August 14, 1995